EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SM&A Amended and Restated 1997 Stock Option Plan of our reports dated February 25, 2005, with respect to the consolidated financial statements and schedule of SM&A included in its Annual Report (Form 10-K) for the year ended December 31, 2004, SM&A management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SM&A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
July 6, 2005